Exhibit 99.1

IMAC Holdings Granted Extension by Nasdaq to Regain Compliance with Listing Rule 5250(c)(1)

November 14, 2024

FRANKLIN, TN, November 14, 2024 (GLOBE NEWSWIRE) — IMAC Holdings, Inc. (“IMAC” or the “Company”) (NASDAQ: BACK) today announced that it has received an exception from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”). This exception extends the deadline for the Company to file its Quarterly Report on Form 10-Q for the period ended June 30, 2024 (the “Form 10-Q”) until February 17, 2025.

The delay in filing is primarily due to complexities in preparing our financial statements for the second quarter as a result of events occurring during the period ended June 30, 2024 and certain staffing challenges, including, among other things:

●	Acquisition of Assets: The acquisition of certain assets and rights from Theralink Technologies, Inc.
●	Securities Exchange: The exchange and issuances of the Company’s outstanding Convertible Preferred Stocks and certain warrants.
●	Staff Challenges: Limited staffing and the temporary loss of a key staff member crucial to finalizing our financial statements.

We are diligently working to complete and file the Form 10-Q as soon as possible, and in any event by the extended deadline.

Importantly, this extension has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market. IMAC Holdings remains committed to providing transparent and timely financial information to our shareholders and the investment community.

About IMAC Holdings, Inc.

IMAC Holdings, Inc. is headquartered in Franklin, Tennessee. We operate our proteomic business through our nationally CLIA-certified, CAP-accredited, and NY CLEP-certified laboratory in Golden, Colorado.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934, as amended, including, but not limited to, statements regarding the anticipated timing of the filing of the Form 10-Q and our ability to regain compliance with Nasdaq’s listing rules. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause such differences include, but are not limited to, potential delays in completing the Form 10-Q, challenges in resolving accounting complexities, Nasdaq’s acceptance of our compliance plan, and other risks detailed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K/A and quarterly reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

For additional information, please contact:

Investors@imacholdings.com